Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

NRG Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule		Amount Registered(1)		Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	(2)	7,292,787	(3)	$33.49	$244,198,970	$0.00011020	$26,910.73
Equity	Common Stock, par value $0.01 per share	Other	(2)	12,707,213	(4)	$33.49	$425,501,030	$0.00011020	$46,890.21
Total Offering Amounts							$669,700,000	$0.00011020	$73,800.94
Total Fee Offsets									$0.00
Net Fee Due									$73,800.94

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.01 per share (the “Common Stock”) of NRG Energy, Inc. (the “Company” or the “Registrant”) that may become issuable under the terms of the Vivint Smart Home, Inc. 2020 Omnibus Incentive Plan (the “Vivint Plan”) by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low selling prices of the Common Stock on March 9, 2023, as reported on the New York Stock Exchange.

(3)	Represents shares of Common Stock underlying certain outstanding equity awards previously granted under the Vivint Plan.

(4)	Represents shares of Common Stock reserved for issuance pursuant to future awards under the Vivint Plan.

Table 2 – Fee Offset Claims and Sources

N/A